FREIT Announces Third Quarter Fiscal 2022 Results

HACKENSACK, NJ, September 14, 2022 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”, “we” or the “Company”) reported its operating results for the fiscal quarter and nine months ended July 31, 2022. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2022	2021	2022	2021

GAAP Earnings Per Share - Basic	$0.16	$0.03	$6.61	$0.11
GAAP Earnings Per Share - Diluted	$0.16	$0.03	$6.56	$0.11
AFFO Per Share - Basic and Diluted	$0.15	$0.34	$0.44	$1.17
Dividends Per Share	$0.00	$0.05	$0.20	$0.15

Total Average Residential Occupancy *	97.8%	97.3%	98.4%	97.2%
Total Average Commercial Occupancy *	65.9%	68.3%	67.1%	69.1%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the nine months ended July 31, 2022.

Results for the Quarter

Real estate revenue decreased 44.5% to $7 million for the fiscal quarter ended July 31, 2022 as compared to $12.5 million for the prior year’s comparable period. The decrease in revenue was primarily attributable to the following: (a) a decrease of approximately $6 million attributed to the Maryland Properties sold; offset by (b) an increase from the residential segment of approximately $0.3 million, excluding the Icon at the Rotunda Property sold, primarily driven by an increase in base rents across all properties and an increase in the average occupancy rate to 97.8% from 97.3% in the prior year’s comparable period; and (c) an increase from the commercial segment of approximately $0.1 million, excluding the Maryland Properties sold, primarily attributed to the recognition of revenue due to collections from a constrained tenant.

Net income attributable to common equity (“Net Income”) was approximately $1.1 million or $0.16 per share basic and diluted for the fiscal quarter ended July 31, 2022 as compared to Net Income of approximately $0.2 million or $0.03 per share basic and diluted for the prior year’s comparable period. The increase in Net Income was primarily driven by the following: (a) a realized gain of approximately $1.4 million (with a consolidated impact to FREIT of approximately $0.6 million) on the Wayne PSC interest rate swap contract termination in Fiscal 2022; (b) a decrease in general and administrative expenses (“G&A”) of approximately $0.5 million primarily driven by a decline in legal costs attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC; (c) a decrease in loss on investment in tenancy-in-common of approximately $0.2 million; (d) a decrease in repairs and maintenance of approximately $0.1 million (with a consolidated impact to FREIT of approximately $0.1 million); (e) a decrease in interest expense of approximately $0.1 million attributed to the refinancing of the loan on the Boulders property resulting in a reduction in the interest rate and principal balance of the loan; and (f) an increase in investment income of approximately $0.1 million resulting from a higher interest rate and cash balance in Fiscal 2022 due to the sale of the Maryland Properties; offset by (g) a decrease of approximately $1 million (with a consolidated impact to FREIT of approximately $0.8 million) attributed to the Maryland Properties sold. (Refer to “Table of Revenue & Net Income Components”)

Results for the Nine Months

Real estate revenue decreased 36.4% to $24.2 million for the nine months ended July 31, 2022 as compared to $38.1 million for the prior year’s comparable period. The decrease in revenue was primarily attributable to the following: (a) a decrease of approximately $14.5 million attributed to the Maryland Properties sold; (b) a decrease from the commercial segment of approximately $0.3 million, excluding the Maryland Properties sold, primarily attributed to approximately $0.2 million in rental revenue being deemed uncollectible and classified as a reduction in rental revenue for the nine months ended July 31, 2022 and a $0.1 million decrease resulting from a decline in the average occupancy rate to 67.1% from 69.1% in the prior year’s comparable period; offset by (c) an increase from the residential segment of approximately $0.9 million, excluding the Icon at the Rotunda Property sold, driven by an increase in base rents across all properties and an increase in the average occupancy rate to 98.4% from 97.2% in the prior year’s comparable period.

Net Income was approximately $46.5 million or $6.61 per share basic and $6.56 per share diluted for the nine months ended July 31, 2022 as compared to approximately $0.8 million or $0.11 per share basic and diluted for the prior year’s comparable period. The increase in Net Income was primarily driven by the following: (a) a net gain on sale of the Maryland Properties of approximately $68.8 million (with a consolidated impact to FREIT of approximately $45.6 million), in the nine months ended July 31, 2022; (b) a decrease in G&A of approximately $1 million primarily driven by reincorporation expenses of approximately $0.5 million incurred in the prior year’s comparable period and a decline in legal costs of approximately $0.6 million primarily attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC; (c) an increase in revenue of approximately $0.6 million (with a consolidated impact to FREIT of approximately $0.7 million), excluding the Maryland Properties sold; (d) a decrease in interest expense of approximately $0.3 million attributed to the refinancing of the loan on the Boulders property in the nine months ended July 31, 2022 resulting in a reduction in the interest rate and principal balance of the loan; (e) a decrease in the reserve for uncollectible rents of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.2 million), excluding the Maryland Properties sold, primarily due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue in the nine months ended July 31, 2022; and (f) a decrease in loss on investment in tenancy-in-common of approximately $0.2 million; offset by (g) a decrease of approximately $3.5 million (with a consolidated impact to FREIT of approximately $2.5 million) attributed to the Maryland Properties sold. (Refer to “Table of Revenue & Net Income Components”)

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2022	2021	Change	2022	2021	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,215	$5,873	$(3,658)	$8,420	$18,074	$(9,654)
Residential properties	4,744	6,669	(1,925)	15,803	20,026	(4,223)
Total real estate revenues	6,959	12,542	(5,583)	24,223	38,100	(13,877)

Operating expenses:
Real estate operating expenses	3,328	5,377	(2,049)	11,934	16,578	(4,644)
General and administrative expenses	911	1,413	(502)	3,107	4,143	(1,036)
Depreciation	723	2,315	(1,592)	3,257	6,948	(3,691)
Total operating expenses	4,962	9,105	(4,143)	18,298	27,669	(9,371)

Operating income	1,997	3,437	(1,440)	5,925	10,431	(4,506)

Financing costs	(1,774)	(3,050)	1,276	(6,229)	(9,242)	3,013

Investment income	119	29	90	183	88	95

Gain (Loss) on investment in tenancy-in-common	57	(100)	157	(99)	(245)	146

Net gain on sale of Maryland properties	—	—	—	68,771	—	68,771

Net realized gain on Wayne PSC interest rate swap termination	1,415	—	1,415	1,415	—	1,415
Net income	1,814	316	1,498	69,966	1,032	68,934

Net income attributable to noncontrolling interests in subsidiaries	(693)	(107)	(586)	(23,420)	(256)	(23,164)

Net income attributable to common equity	$1,121	$209	$912	$46,546	$776	$45,770

Earnings per share:
Basic	$0.16	$0.03	$0.13	$6.61	$0.11	$6.50
Diluted	$0.16	$0.03	$0.13	$6.56	$0.11	$6.45

Weighted average shares outstanding:
Basic	7,040	7,022		7,038	7,016
Diluted	7,114	7,026		7,110	7,018

Financing Update

On July 22, 2022, Wayne PSC refinanced its $22.1 million loan (inclusive of deferred interest of approximately $136,000), which would have matured on October 1, 2026, on its Preakness Shopping Center located in Wayne, New Jersey with a new loan held by ConnectOne Bank in the amount of $25,000,000. This loan is interest-only based on a fixed interest rate of 5% and has a term of three years with a maturity date of August 1, 2025. Additionally, an interest reserve escrow was established at closing representing twelve months of interest of $1,250,000, which can be used to pay monthly interest on this loan with a requirement to replenish the escrow account back to $1,250,000 when the balance in the escrow account is reduced to three months of interest. This refinancing resulted in (i) annual debt service savings of approximately $340,000 due to interest-only payments; (ii) an increase in the interest rate from a fixed interest rate of 3.625% to a fixed interest rate of 5%; and (iii) net refinancing proceeds of approximately $1.1 million which can be used for capital expenditures and general corporate purposes. As part of the refinancing, Wayne PSC terminated the interest rate swap contract on the underlying loan resulting in a realized gain on the swap breakage of approximately $1.4 million.

On August 19, 2022, Westwood Hills, LLC, exercised its right, pursuant to the loan agreement, to extend the term of its $25 million loan on its property located in Westwood, New Jersey, maturing on October 1, 2022, for two (2) additional six (6) month periods on the same terms and conditions as stated in the loan agreement.

Dividend

The FREIT Board of Directors (“Board”) did not declare a dividend in the third quarter of Fiscal 2022. On August 4, 2022, FREIT’s Board declared a special, extraordinary, non-recurring cash distribution of approximately $51.5 million, or $7.50 per share, which was paid on August 30, 2022, to stockholders of record on August 16, 2022 (with an ex-dividend date of August 31, 2022). The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,		For the Nine Months Ended July 31,
	2022	2021	2022	2021
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$1,814	$316	$69,966	$1,032
Depreciation of consolidated properties	723	2,315	3,257	6,948
Amortization of deferred leasing costs	19	131	107	363
Distributions to non-controlling interests	(210)	(450)	(735)	(960)
Net gain on sale of Maryland properties	—	—	(68,771)	—
Adjustment to loss on investment in tenancy-in-common for depreciation	355	352	1,062	1,055
Net realized gain on Wayne PSC interest rate swap termination	(1,415)	—	(1,415)	—
FFO	$1,286	$2,664	$3,471	$8,438

Per Share - Basic and Diluted	$0.18	$0.38	$0.49	$1.20

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$1,286	$2,664	$3,471	$8,438
Deferred rents (Straight lining)	(36)	12	25	225
Capital Improvements - Apartments	(195)	(258)	(401)	(438)
AFFO	$1,055	$2,418	$3,095	$8,225

Per Share - Basic and Diluted	$0.15	$0.34	$0.44	$1.17
Weighted Average Shares Outstanding:
Basic	7,040	7,022	7,038	7,016
Diluted	7,114	7,026	7,110	7,018

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com